Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2016 FIRST QUARTER RESULTS

•	Fiscal first quarter GAAP earnings per share were $0.18 compared with $0.45 in the prior year. Adjusted earnings were $0.50 per share, compared with $0.63 per share in the fiscal 2015 first quarter.

•	Adjusted EBITDA rose 44% to $57.9 million, compared with $40.1 million in the prior year period enabling the Company to use its strong cash flow to continue to pay down debt.

•
Adjusted operating income rose 35% to $37.8 million compared with the prior year quarter, and adjusted operating margin expanded to 5.8%, up 120 basis points driven by the highest gross margin percentage in the past five years.

•	Company reaffirms fiscal 2016 adjusted net income guidance of $2.80 to $2.85 per diluted share, an approximate 20% increase compared with fiscal 2015 results.

AKRON, Ohio, January 11, 2016 - A. Schulman, Inc. (Nasdaq: SHLM) announced today earnings for the fiscal first quarter ended November 30, 2015.
Bernard Rzepka, president and chief executive officer, said, “We are pleased to demonstrate ongoing progress toward our strategic vision of moving beyond plastic compounding by continuing to transform A. Schulman from a commodity business to a specialty solutions company. All of our segments posted considerable profit improvement, excluding the impact of foreign currency, driven by our focus on our ‘3S’ execution excellence initiatives: Safety, Smart Sales, and Smart Savings, and in addition, our acquisition of the high-margin Citadel business. When compared with the prior year, we boosted adjusted gross margin by 260 basis points and adjusted operating margin by 120 basis points as we continue to drive product mix improvements.”
Joseph Levanduski, executive vice president & chief financial officer, said, "Our bottom line was significantly impacted by the costs incurred during the investigation and the ongoing resolution process of the Lucent quality reporting matter. Our GAAP results were negatively impacted by $4.9 million or $0.12 per diluted share related to these actions, of which $3.7 million or $0.09 per diluted share were excluded from our non-GAAP results. Still, we have confidence that we will drive restructuring, integration, and other smart savings actions that will overcome the ongoing costs to resolve the Lucent matter and our strategic initiatives are continuing to provide greater profitability. Therefore, we reaffirm our full year guidance.”
Fiscal First-Quarter Results
Net sales for the fiscal 2016 first quarter were $649.2 million, an increase of 5.6% compared with $615.1 million in the prior-year quarter. Foreign currency translation negatively impacted net sales by $62 million, or 10% of sales. Net sales from Citadel contributed $111.1 million of revenue during the quarter. Excluding the incremental sales from the Citadel acquisition and negative foreign currency impact, net sales declined 2.4% as the Company experienced lower volumes in its U.S. and Canada (“USCAN”) segment’s commodity product and service offerings. Adjusted gross margin in the first quarter as a percent of net sales improved to 16.8% compared with 14.2% in the prior-year period due to a stronger customer shift to higher value added product sales and mix improvement from higher margin product sales from the Citadel acquisition.

The Company reported GAAP income from continuing operations of $0.18 per diluted share, compared with $0.45 in the year-ago period. On an adjusted basis, excluding certain financing, restructuring and acquisitions-related costs, the Company generated net income of $0.50 per diluted share compared to $0.63 in the year-ago period.

Europe, Middle East and Africa (”EMEA”) net sales were $328.1 million compared with $371.2 million in the same prior-year period. Excluding the unfavorable impact of foreign currency translation of $44.2 million, legacy revenues were essentially flat, consistent with fiscal fourth-quarter 2015 results. Excluding the negative impact of foreign currency translation of $5.9 million, adjusted gross profit margin rose 110 basis points to 14.5%, primarily due to improved product mix and favorable raw material pricing.

Net sales for the USCAN were $178.3 million in the quarter, compared with $144.7 million in the prior-year period. Excluding the $59.1 million of acquired Citadel revenue, legacy revenues fell 17.6%.

“We experienced USCAN revenue and volume weakness in our Masterbatch and Specialty Powders business units as well as Engineered Plastics. The declines in Masterbatch and Specialty Powders were primarily driven by certain tolling customers who destocked their inventory and shifted some production in-house. The decline in Engineered Plastics is a result of the team’s intense focus to resolve the previously disclosed Lucent quality reporting matter,” said Rzepka. “Despite the contraction in these businesses, USCAN adjusted gross margin was 17.0%, steady with the prior-year period, as the Citadel integration and our focus on added-value products continue to bear fruit.”

Latin America’s (“LATAM”) net sales for the quarter were $45.2 million. Excluding the unfavorable impact of foreign currency translation of $10.6 million, core revenues increased nearly 21%, up significantly from the 12.7% growth in the fourth quarter. LATAM adjusted gross profit of 21.5% was nearly double that of the 12.2% in the prior year. LATAM results were driven by market expansion and operational improvements.

Asia Pacific (“APAC”) reported net sales were $45.7 million. Adjusting for a negative foreign exchange impact of $6.7 million, legacy revenues fell 1%. APAC adjusted gross profit margin was 17.2%, up 350 basis points from the prior period due to the benefits of several strategic focus initiatives to improve product mix.

Engineered Composites (“EC”) net sales for the quarter were $51.9 million. While EC was acquired on June 1, 2015, for comparison purposes, the legacy revenues declined slightly from the year-ago period results, after adjusting for currency and Citadel’s earlier acquisition of The Composites Group. Organic volumes in the legacy EC business improved but were offset by domestic weakness in the oil & gas market. EC gross profit margin for the quarter was 25.4%, stable with the fourth quarter of fiscal 2015 results.

Citadel Integration
“We are pleased that during the quarter we over-delivered on our internal synergy targets. We remain focused on capturing our stated Citadel integration synergy savings of $20 million by the end of fiscal 2016 and achieve the full run rate of $25 million during fiscal 2017,” said Rzepka. “In October, we announced the consolidation across several Engineered Plastics operations, which will result in closure of three manufacturing facilities, more efficient operations at the remaining facilities, and ultimate annual savings of $9.5 million. The remainder of the synergy savings will be driven from sourcing actions and SG&A consolidations. These efforts are underway, and contributed $3.8 million or $0.09 per share to the current quarter results.”
Lucent Update
As previously reported, the Company identified quality reporting issues affecting certain product lines at two former Citadel manufacturing facilities that were once part of Lucent Polymers, which was acquired as part of the Citadel acquisition. Specifically, the Company discovered discrepancies between laboratory data and certifications provided by Lucent to customers with respect to certain products using recycled or reclaimed raw materials.

“We took immediate decisive actions following our initial discovery, including implementing strict protocols designed to meet customer standards and certification requirements for all future shipments,” stated Rzepka. “To date, we have notified all affected customers and I am encouraged that no customers or other parties have initiated recalls or have made material claims against the Company or have sought to terminate their relationships with us.”

The Company incurred a total of $4.9 million of costs related to this matter that negatively impacted the Company’s operating results for the first quarter of fiscal 2016, including product and manufacturing operational costs, dedicated internal personnel costs, a reduction in inventory value, and additional legal and investigative costs.

An internal investigation will continue as to the scope of products, customers, and other parties affected. The Company has provided a written claim notice to the sellers and to the escrow agent with respect to the indemnity escrow established in connection with the stock purchase agreement pursuant to which the Company acquired Citadel and its subsidiaries.

Working Capital/Cash Flow
Cash provided from operations was $40.0 million in the quarter ending November 30, 2015, compared to $10.3 million in the year-ago quarter. Working capital days were 64 days in the current quarter, unchanged from the fourth quarter of fiscal 2015.
Capital expenditures for the quarter were $7.4 million compared with $10.3 million in the prior year. During the fiscal 2016 first quarter the Company paid down 20 million Euro of its Term Loan B debt in Europe and continued to focus on deleveraging the balance sheet as quickly as possible. Net leverage on an adjusted basis is now further lowered to 3.85x, and the Company continues to repay term debt, with an additional 10 million Euro term debt pay down in early January, 2016.
During the first quarter of fiscal 2016, the Company declared and paid quarterly cash dividends of $0.205 per common share, for a total amount of $6.0 million. In addition, a quarterly cash dividend of $15.00 per share was declared and paid on the 125,000 shares of the Company's convertible special stock, representing a $1.9 million cash outflow.
Business Outlook
Rzepka said, “Fiscal 2016 has begun on a challenging note, with weakening macroeconomic conditions across several regions, continued pressure in the oil, energy, and material markets, ongoing currency headwinds, and the costs of our internal actions to resolve the Lucent matter. To that end, we are undertaking additional cost reduction actions company-wide, designed to more than offset the first quarter shortfall. Therefore, we maintain our fiscal 2016 earnings guidance range of $2.80 to $2.85 per diluted share.

“We have faced challenges before and our seasoned team is highly focused on our commitment to deliver substantial annual earnings growth from both the continuing transformation to higher specialization and the wide-ranging benefits that are unfolding from the integration of Citadel.”

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2016 first-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Monday, January 11, 2016, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which are be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 5,000 people and has 58 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.4 billion for the fiscal year ended August 31, 2015. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items, net income per diluted share excluding certain items and adjusted EBITDA, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, August not be reported by all of the Company’s competitors and August not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and August constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as "anticipate,” "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that August cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•
uncertainties and unanticipated developments regarding contingencies, such as pending and future litigation and other claims, including developments that would require increases in our costs and/or reserves for such contingencies;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations;

•
integration of acquisitions, including most recently Citadel, with our existing business, including the risk that the integration will be more costly or more time consuming and complex or simply less effective than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the Citadel acquisition; and

•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2015. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.
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SHLM_ALL

Contact
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
Email: Jennifer.Beeman@aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended November 30,
	2015	2014
	(In thousands, except per share data)
Net sales	$649,219	$615,053
Cost of sales	544,290	528,209
Selling, general and administrative expenses	77,237	60,547
Restructuring expense	1,546	5,219
Operating income	26,146	21,078
Interest expense	13,618	2,359
Foreign currency transaction (gains) losses	729	1,099
Other (income) expense, net	71	(254)
Income (loss) from continuing operations before taxes	11,728	17,874
Provision (benefit) for U.S. and foreign income taxes	4,251	4,486
Income (loss) from continuing operations	7,477	13,388
Income (loss) from discontinued operations, net of tax	20	(10)
Net income (loss)	7,497	13,378
Noncontrolling interests	(404)	(220)
Net income (loss) attributable to A. Schulman, Inc.	7,093	13,158
Convertible special stock dividends	1,875	—
Net income (loss) available to A. Schulman, Inc. common stockholders	$5,218	$13,158

Weighted-average number of shares outstanding:
Basic	29,223	29,017
Diluted	29,462	29,468

Basic earnings per share available to A. Schulman, Inc. common stockholders
Income (loss) from continuing operations	$0.18	$0.45
Income (loss) from discontinued operations	—	—
Net income (loss) available to A. Schulman, Inc. common stockholders	$0.18	$0.45

Diluted earnings per share available to A. Schulman, Inc. common stockholders
Income (loss) from continuing operations	$0.18	$0.45
Income (loss) from discontinued operations	—	—
Net income (loss) available to A. Schulman, Inc. common stockholders	$0.18	$0.45

Cash dividends per common share	$0.205	$0.205
Cash dividends per share of convertible special stock	$15.00	$—

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30, 2015	August 31, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$95,562	$96,872
Accounts receivable, less allowance for doubtful accounts of $10,533 at November 30, 2015 and $10,777 at August 31, 2015	395,317	413,943
Inventories	313,616	317,328
Prepaid expenses and other current assets	68,483	60,205
Total current assets	872,978	888,348
Property, plant and equipment, at cost:
Land and improvements	31,883	31,674
Buildings and leasehold improvements	163,448	164,759
Machinery and equipment	418,652	427,183
Furniture and fixtures	33,733	34,393
Construction in progress	25,960	23,866
Gross property, plant and equipment	673,676	681,875
Accumulated depreciation	365,590	367,381
Net property, plant and equipment	308,086	314,494
Deferred charges and other noncurrent assets	88,490	90,749
Goodwill	623,551	623,583
Intangible assets, net	423,302	434,537
Total assets	$2,316,407	$2,351,711
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$299,219	$305,385
U.S. and foreign income taxes payable	3,885	4,205
Accrued payroll, taxes and related benefits	58,067	56,192
Other accrued liabilities	84,109	70,824
Short-term debt	22,433	20,710
Total current liabilities	467,713	457,316
Long-term debt	1,013,576	1,045,349
Pension plans	112,265	117,889
Deferred income taxes	117,186	115,537
Other long-term liabilities	22,281	22,885
Total liabilities	1,733,021	1,758,976
Commitments and contingencies
Stockholders’ equity:
Convertible special stock, no par value	120,289	120,289
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,371 shares at November 30, 2015 and 48,369 shares at August 31, 2015	48,371	48,369
Additional paid-in capital	275,095	274,319
Accumulated other comprehensive income (loss)	(93,152)	(83,460)
Retained earnings	606,884	607,690
Treasury stock, at cost, 19,075 shares at November 30, 2015 and 19,077 shares at August 31, 2015	(383,085)	(383,121)
Total A. Schulman, Inc.’s stockholders’ equity	574,402	584,086
Noncontrolling interests	8,984	8,649
Total equity	583,386	592,735
Total liabilities and equity	$2,316,407	$2,351,711

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended November 30,
	2015	2014
	(In thousands)
Operating from continuing and discontinued operations:
Net income	7,497	13,378
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	12,013	8,963
Amortization	10,039	4,066
Deferred tax provision	1,306	633
Pension, postretirement benefits and other compensation	1,217	2,452
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	7,345	(4,731)
Inventories	(8,671)	(16,341)
Accounts payable	377	8,200
Income taxes	1,432	463
Accrued payroll and other accrued liabilities	18,614	2,846
Other assets and long-term liabilities	(11,144)	(9,670)
Net cash provided from (used in) operating activities	40,025	10,259
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(7,402)	(10,324)
Proceeds from the sale of assets	361	904
Business acquisitions, net of cash	—	(6,698)
Net cash provided from (used in) investing activities	(7,041)	(16,118)
Financing from continuing and discontinued operations:
Cash dividends paid to special stockholders	(1,875)	—
Cash dividends paid to common stockholders	(6,024)	(5,962)
Increase (decrease) in short-term debt	1,926	870
Borrowings on long-term debt	—	27,500
Repayments on long-term debt including current portion	(24,946)	(10,915)
Noncontrolling interests' contributions (distributions)	—	(1,750)
Issuances of stock, common and treasury	90	71
Purchases of treasury stock	—	(3,335)
Net cash provided from (used in) financing activities	(30,829)	6,479
Effect of exchange rate changes on cash	(3,465)	(4,004)
Net increase (decrease) in cash and cash equivalents	(1,310)	(3,384)
Cash and cash equivalents at beginning of period	96,872	135,493
Cash and cash equivalents at end of period	$95,562	$132,109

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited

Three months ended November 30, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$544,290	16.2%	$77,237	$1,546	$26,146	$0.041	$14,418	$4,251	$5,218	$0.18
Certain items:
Accelerated depreciation (1)	(1,447)	—	(6)	—	1,453	—	—	406	1,047	0.03
Costs related to acquisitions and integrations (2)	(129)	—	(1,737)	—	1,866	—	—	522	1,344	0.05
Restructuring and related costs (3)	(430)	—	(2,694)	(1,546)	4,670	—	(297)	1,391	3,576	0.12
Lucent costs (4)	(1,830)	—	(1,876)	—	3,706	—	—	1,037	2,669	0.09
Accelerated amortization of deferred financing fees (5)	—	—	—	—	—	—	(110)	31	79	—
Tax benefits (charges) (6)	—	—	—	—	—	—	—	(965)	965	0.03
Loss (income) from discontinued operations	—	—	—	—	—	—	—	—	(20)	—
Total certain items	(3,836)	0.6%	(6,313)	(1,546)	11,695	0.018	(407)	2,422	9,660	0.32
As Adjusted	$540,454	16.8%	$70,924	$—	$37,841	$0.059	$14,011	$6,673	$14,878	$0.50

Percentage of Revenue			10.9%		5.8%				2.2%

Effective Tax Rate								28.0%

Three months ended November 30, 2014	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$528,209	14.1%	$60,547	$5,219	$21,078	$0.039	$3,204	$4,486	$13,158	$0.45
Certain items:
Costs related to acquisitions and integrations (2)	(50)	—	(1,003)	—	1,053	—	—	77	976	0.03
Restructuring and related costs (3)	—	—	(360)	(5,219)	5,579	—	—	1,483	4,096	0.14
Inventory step-up (7)	(341)	—	—	—	341	—	—	102	239	0.01
Loss (income) from discontinued operations	—	—	—	—	—	—	—	—	10	—
Total certain items	(391)	0.1%	(1,363)	(5,219)	6,973	0.013	—	1,662	5,321	0.18
As Adjusted	$527,818	14.2%	$59,184	$—	$28,051	$0.052	$3,204	$6,148	$18,479	$0.63

Percentage of Revenue			9.6%		4.6%				3.0%

Effective Tax Rate								24.7%

1 - Accelerated depreciation is related to restructuring plans in the Company's USCAN and EMEA segments. Refer to Note 14 in the Company's Quarterly Report on Form 10-Q for the three months ended November 30, 2015 for further discussion.
2 - Costs related to acquisitions and integrations primarily include third party professional, legal, IT and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, one-time bonuses and post-acquisition severance separate from a formal restructuring plan.
3 - Restructuring and related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.
4 - Lucent costs primarily represent legal and investigation costs related to resolving the Lucent matter, product manufacturing costs for reworking existing Lucent inventory, obsolete Lucent inventory reserve costs, and dedicated internal personnel costs that would have otherwise been focused on normal operations.
5 - Write off of deferred financing costs related to the €20.0 million pay down of the Euro Term Loan B.
6 - Tax benefits (charges) represent the Company's quarterly non-GAAP tax based on the overall estimated annual non-GAAP effective tax rates.
7 - Inventory step-up costs represent the amortization of adjustments to fair value of inventory acquired for acquisition purchase accounting.

A. SCHULMAN, INC.
ADJUSTED EBITDA RECONCILIATION
(Unaudited)

	Three months ended November 30,
	2015	2014
	(In thousands)

Net income available to A. Schulman, Inc. common stockholders, as adjusted (1)	$14,878	$18,479
Interest expense, as adjusted (2)	13,508	2,359
Provision for U.S. and foreign income taxes, as adjusted (1)	6,673	6,148
Depreciation, as adjusted (3)	10,548	8,963
Amortization	10,039	3,961
Minority Interest	404	220
Special Stock Dividends	1,875	—
EBITDA, as adjusted	$57,925	$40,130

(1) - For a list of certain items to reconcile between "net income available to A. Schulman, Inc. common stockholders" and "net income available to A. Schulman, Inc. common stockholders, as adjusted", refer to the reconciliation of GAAP and non-GAAP financial measures.

(2) - Adjusted interest expense excludes the accelerated amortization of deferred financing costs related to the €20.0 million pay down of the Euro Term Loan B as they are already included (1).

(3) - Adjusted depreciation excludes accelerated depreciation charges as they are already included in (1).

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

	Net Sales				Pounds Sold
	Three months ended November 30,
EMEA	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$32,840	$36,679	$(3,839)	(10.5)%	13,165	12,584	581	4.6%
Masterbatch solutions	105,280	112,728	(7,448)	(6.6)%	102,687	96,221	6,466	6.7%
Engineered plastics	100,780	109,725	(8,945)	(8.2)%	75,047	71,724	3,323	4.6%
Specialty powders	36,009	41,450	(5,441)	(13.1)%	42,841	43,443	(602)	(1.4)%
Distribution services	53,187	70,609	(17,422)	(24.7)%	81,186	92,486	(11,300)	(12.2)%
Total EMEA	$328,096	$371,191	$(43,095)	(11.6)%	314,926	316,458	(1,532)	(0.5)%

	Net Sales				Pounds Sold
	Three months ended November 30,
USCAN	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$9,616	$10,222	$(606)	(5.9)%	3,443	3,421	22	0.6%
Masterbatch solutions	32,514	43,335	(10,821)	(25.0)%	47,973	58,160	(10,187)	(17.5)%
Engineered plastics	100,178	47,774	52,404	109.7%	97,951	30,082	67,869	225.6%
Specialty powders	22,022	26,269	(4,247)	(16.2)%	30,238	44,142	(13,904)	(31.5)%
Distribution services	13,952	17,107	(3,155)	(18.4)%	18,840	17,159	1,681	9.8%
Total USCAN	$178,282	$144,707	$33,575	23.2%	198,445	152,964	45,481	29.7%

	Net Sales				Pounds Sold
	Three months ended November 30,
LATAM	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$1,428	$1,166	$262	22.5%	523	448	75	16.7%
Masterbatch solutions	24,112	21,956	2,156	9.8%	18,441	14,983	3,458	23.1%
Engineered plastics	11,190	12,193	(1,003)	(8.2)%	9,460	8,687	773	8.9%
Specialty powders	8,473	10,866	(2,393)	(22.0)%	8,934	8,826	108	1.2%
Distribution services	—	—	—	N/A	—	—	—	N/A
Total LATAM	$45,203	$46,181	$(978)	(2.1)%	37,358	32,944	4,414	13.4%

	Net Sales				Pounds Sold
	Three months ended November 30,
APAC	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$2,636	$3,231	$(595)	(18.4)%	2,090	2,371	(281)	(11.9)%
Masterbatch solutions	19,989	20,339	(350)	(1.7)%	21,773	18,853	2,920	15.5%
Engineered plastics	22,070	25,276	(3,206)	(12.7)%	18,023	16,905	1,118	6.6%
Specialty powders[1]	918	3,772	(2,854)	(75.7)%	1,045	3,691	(2,646)	(71.7)%
Distribution services	79	356	(277)	(77.8)%	112	410	(298)	(72.7)%
Total APAC	$45,692	$52,974	$(7,282)	(13.7)%	43,043	42,230	813	1.9%

1 APAC Specialty Powders for the three months ended November 30, 2014 include net sales of $2.3 million and pounds sold of 2.2 million related to roto-molding products that were subsequently contributed to the Company’s unconsolidated venture in Thailand.

	Net Sales				Pounds Sold
	Three months ended November 30,
Consolidated	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$46,520	$51,298	$(4,778)	(9.3)%	19,221	18,824	397	2.1%
Engineered composites	51,946	—	51,946	N/A	44,096	—	44,096	N/A
Masterbatch solutions	181,895	198,358	(16,463)	(8.3)%	190,874	188,217	2,657	1.4%
Engineered plastics	234,218	194,968	39,250	20.1%	200,481	127,398	73,083	57.4%
Specialty powders	67,422	82,357	(14,935)	(18.1)%	83,058	100,102	(17,044)	(17.0)%
Distribution services	67,218	88,072	(20,854)	(23.7)%	100,138	110,055	(9,917)	(9.0)%
Total Consolidated	$649,219	$615,053	$34,166	5.6%	637,868	544,596	93,272	17.1%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

	Three months ended November 30,
	2015	2014
	(In thousands, except for %'s)
Segment gross profit
EMEA	$47,684	$49,706
USCAN	30,294	24,629
LATAM	9,705	5,650
APAC	7,874	7,250
EC	13,208	—
Total segment gross profit	108,765	87,235
Inventory step-up	—	(341)
Accelerated depreciation and restructuring related costs	(1,877)	—
Costs related to acquisitions and integrations	(129)	(50)
Lucent costs	(1,830)	—
Total gross profit	$104,929	$86,844

Segment operating income
EMEA	$20,153	$20,039
USCAN	12,163	11,393
LATAM	5,604	595
APAC	4,307	3,508
EC	4,102	—
Total segment operating income	46,329	35,535
Corporate	(8,488)	(7,484)
Costs related to acquisitions and integrations	(1,866)	(1,053)
Restructuring and related costs	(4,670)	(5,579)
Accelerated depreciation	(1,453)	—
Inventory step-up	—	(341)
Lucent costs	(3,706)	—
Operating income	26,146	21,078
Interest expense	(13,618)	(2,359)
Foreign currency transaction gains (losses)	(729)	(1,099)
Other income (expense), net	(71)	254
Income from continuing operations before taxes	$11,728	$17,874

Capacity utilization
EMEA	88%	92%
USCAN	67%	67%
LATAM	78%	72%
APAC	65%	65%
EC	55%	—%
Worldwide	73%	78%

A. SCHULMAN, INC.
Sales by Geographical Region
(Unaudited)

	Three months ended November 30, 2015
	(In thousands, except for %'s)
	Thermoplastics		Engineered Composites		Total
Geographical Region	Sales by Region	% of TP	Sales by Region	% of EC	Total Sales	Total %
United States / Canada	$178,282	29.8%	$37,321	71.8%	$215,603	33.2%
Europe	328,096	54.9%	5,996	11.5%	334,092	51.5%
Mexico / South America	45,203	7.6%	8,629	16.6%	53,832	8.3%
Asia Pacific	45,692	7.7%	—	—%	45,692	7.0%
Total	$597,273	100.0%	$51,946	100.0%	$649,219	100.0%

	Three months ended November 30, 2014
	(In thousands, except for %'s)
	Thermoplastics		Engineered Composites		Total
Geographical Region	Sales by Region	% of TP	Sales by Region	% of EC	Total Sales	Total %
United States / Canada	$144,707	23.5%	$—	—%	$144,707	23.5%
Europe	371,191	60.4%	—	—%	371,191	60.4%
Mexico / South America	46,181	7.5%	—	—%	46,181	7.5%
Asia Pacific	52,974	8.6%	—	—%	52,974	8.6%
Total	$615,053	100.0%	$—	—%	$615,053	100.0%